Filed Pursuant to Rule 433

Registration Statement No. 333- 281898

Issuer Free Writing Prospectus dated September 4, 2024

Relating to Preliminary Prospectus Supplement dated September 4, 2024

CADENCE DESIGN SYSTEMS, INC.

Pricing Term Sheet

September 4, 2024

Issuer:	Cadence Design Systems, Inc.

Ratings*:	Moody’s: A3/Stable S&P: BBB+/Positive Fitch: A-/Stable

Trade Date:	September 4, 2024

Settlement**:	T+4; September 10, 2024

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

4.200% Senior Notes due 2027

Title:	4.200% Senior Notes due 2027 (the “2027 Notes”)

Size:	$500,000,000

Coupon:	4.200%

Maturity Date:	September 10, 2027

Gross Proceeds:	$499,915,000

Yield to Maturity:	4.206%

Spread to Benchmark Treasury:	+55 basis points

Price to Public:	99.983% of principal amount

Benchmark Treasury:	3.750% due August 15, 2027

Benchmark Treasury Price/Yield:	100-08 1⁄4; 3.656%

Interest Payment Dates:	March 10 and September 10, commencing March 10, 2025

Day Count Convention:	30/360

Redemption Provisions:

Prior to the maturity date, the issuer may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

CUSIP:	127387 AM0

ISIN:	US127387AM08

4.300% Senior Notes due 2029

Title:	4.300% Senior Notes due 2029 (the “2029 Notes”)

Size:	$1,000,000,000

Coupon:	4.300%

Maturity Date:	September 10, 2029

Gross Proceeds:	$998,580,000

Yield to Maturity:	4.332%

Spread to Benchmark Treasury:	+75 basis points

Price to Public:	99.858% of principal amount

Benchmark Treasury:	3.625% due August 31, 2029

Benchmark Treasury Price/Yield:	100-06 1⁄4; 3.582%

Interest Payment Dates:	March 10 and September 10, commencing March 10, 2025

Day Count Convention:	30/360

Redemption Provisions:

Prior to August 10, 2029 (one month prior to the maturity date of the 2029 Notes) (the “2029 Notes Par Call Date”), the issuer may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Notes Par Call Date, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	127387 AN8

ISIN:	US127387AN80

4.700% Senior Notes due 2034

Title:	4.700% Senior Notes due 2034 (the “2034 Notes”)

Size:	$1,000,000,000

Coupon:	4.700%

Maturity Date:	September 10, 2034

Gross Proceeds:	$998,100,000

Yield to Maturity:	4.724%

Spread to Benchmark Treasury:	+95 basis points

Price to Public:	99.810% of principal amount

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Price/Yield:	100-26+; 3.774%

Interest Payment Dates:	March 10 and September 10, commencing March 10, 2025

Day Count Convention:	30/360

Redemption Provisions:

Prior to June 10, 2034 (three months prior to the maturity date of the 2034 Notes) (the “2034 Notes Par Call Date”), the issuer may redeem the 2034 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Notes Par Call Date, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	127387 AP3

ISIN:	US127387AP39

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. HSBC Securities (USA) Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Co-Managers:	Mizuho Securities USA LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the notes prior to one business day before delivery should consult their advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, BofA Securities, Inc. toll-free at (800) 294-1322, or HSBC Securities (USA) Inc. at (866) 811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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